Exhibit 1.1

CDC SOFTWARE TO ACQUIRE c360, A LEADING MICROSOFT DYNAMICS CRM SOFTWARE PARTNER

Acquisition Creates a New Business Unit for CDC Software

[ATLANTA, April 13, 2006] CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and provider of enterprise software applications, today announced that it has signed a definitive agreement to purchase c360, a global provider of CRM add-on products, industry-specific CRM solutions, and CRM development tools for Microsoft Dynamics CRM. c360 joins market-leading enterprise solutions including Ross Enterprise Resource Planning (ERP) and Pivotal Customer Relationship Management (CRM) as part of the ubiquitous enterprise solutions that CDC Software delivers to companies around the world to improve their business operations.

Atlanta-based c360 is privately-held and sells its solutions exclusively through a network of over 450 authorized partners. The company has more than 1,000 customers worldwide. c360 was also recognized as the Independent Software Vendor (ISV) Partner Choice in 2005 by the Microsoft Dynamics team.

Core to CDC’s platform strategy, c360 will continue its commitment to building innovative, plug and play applications specific to Microsoft .NET technologies.

“Customers tell us they need integrated solutions to improve customer insight and enable their people to act quickly on behalf of their customers,” said Robert Bernard, general manager, Global ISV Group, Microsoft Corporation. “c360 is one of the Microsoft partners making that happen with their innovative CRM solutions based on Microsoft platform technologies and Microsoft Dynamics CRM. We’re excited by the level of integration between our technologies and the benefits our mutual customers will experience as a result.”

Within CDC Software, c360 will operate as a highly complementary, distinct business unit focused on providing high-volume, shrink-wrap functional add-ons for Microsoft CRM. c360 will remain a Microsoft ISV and leverage CDC Software’s growing net cash balance in excess of $230 million to fund research and development and drive business growth through its channel partners.

“We see significant growth opportunities in the CRM market, in both c360’s path and our Pivotal CRM product line,” said Eric Musser, chief technology officer and executive vice president of corporate strategy for CDC Software. “The addition of c360 allows us to serve more market segments, building upon our CRM knowledge and expertise and strengthening our relationship with Microsoft.”

c360 has a market strategy that targets organizations that have deployed Microsoft Dynamics CRM. This strategy is complementary with CDC Software’s Pivotal CRM strategy, which is highly focused on mid-to-large organizations within financial services, healthcare, manufacturing, and home building industries. The acquisition, coupled with other recent additions such as JRG, an on-demand supply chain solution, and Horizon Companies, a services outsourcer, expands CDC Software’s growing global reach through channel sales partners. In addition, it supports CDC Software’s commitment to Microsoft as the platform of choice for enterprise software development.

“By joining CDC Software, we will have access to the financial resources to take advantage of today’s tremendous market opportunities, increase our product research and development efforts and grow aggressively as a Microsoft ISV worldwide,” said John Gravely, co-founder and chairman for c360 who will remain with the company post-acquisition.

“Maintaining and expanding our position as a leading provider of industry-specific CRM solutions is a key strategy for CDC Software,” stated Mr. Musser. “We’ll continue to leverage our substantial cash reserves to achieve this goal. Our continuing success with Pivotal CRM; our pending acquisition of c360; and our other highly complementary acquisition targets provide clear evidence of our commitment and capabilities in the CRM market space.”

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About c360
c360 is a leading provider of add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform. c360 products are sold exclusively through a network of over 450 authorized partners that have delivered c360 solutions to more than 1,000 customers worldwide in more than 8 languages. c360’s intense focus on customer satisfaction earned a 97% satisfaction rating in an independent survey. Based on nominations and support from the Microsoft partner community, c360 was recognized as Microsoft’s 2005 “Partner Choice ISV (Independent Software Vendor)”.

About CDC Software
CDC Software, the Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

The industry-specific solutions are used by more than 4,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA). For more information, please visit the www.cdcsoftware.com.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website: www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the synergies of the transaction between CDC Software and c360, future financial and operating results, future opportunities to utilize the additional consulting resources within the organization, the ability to improve the quality of professional service offerings, the ability to improve operating margins, and the possibility of consummating other similar transactions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: whether any anticipated transaction or strategic initiatives are ever consummated; the final structure of any proposed transaction; the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations, technology or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Products and service names mentioned herein may be the trademarks of their respective owners.